Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Third Quarter 2018 Results

Third Quarter Key Metrics as Reported under U.S. GAAP (1)

•	Total revenue was flat at $2.3 billion, including a decrease of $117 million, or 6%, related to the FASB’s new revenue recognition standard

•	Operating margin increased 30 basis points to 11.2%, including a decrease of 380 basis points related to the FASB’s new revenue recognition standard

•	EPS decreased 16% to $0.61, including a decrease of $0.31 related to the FASB’s new revenue recognition standard

Third Quarter Key Metrics as Comparable to Pro Forma Financials and Highlights(1)

•	Total revenue increased 6% to $2.3 billion, including 6% organic revenue growth

•	Operating margin increased to 11.2%, and operating margin, adjusted for certain items, increased 190 basis points to 18.5%

•	EPS decreased to $0.61, and EPS, adjusted for certain items, increased 34% to $1.31

•
For the first nine months of 2018, cash flow from operations increased 237% to $975 million, and adjusted free cash flow increased 5% to $1,163 million, when excluding certain near-term impacts related to the divestiture of the outsourcing business

•	Repurchased 2.1 million Class A Ordinary Shares for approximately $300 million

•	Launched a silent cyber solution, driven by analytics and backed by a reinsurance solution, to help carriers respond to expanding cyber risk and regulations

LONDON - October 26, 2018 - Aon plc (NYSE: AON) today reported results for the three months ended September 30, 2018.

Net income (loss) from continuing operations attributable to Aon shareholders on a reported basis was $149 million, or $0.61 per share, compared to $189 million, or $0.73 per share, in the prior year period, which includes $(81) million, or $(0.31) per share, of unfavorable impact from adoption of the new revenue recognition standard. Net income per share from continuing operations on a comparable basis, adjusted for certain items and the impact of adoption of the new revenue recognition standard, increased 34% to $1.31, including an unfavorable impact of $0.05 per share related to foreign currency translation, compared to $0.98 in the prior year period. Certain items that impacted third quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures Adjusted for Changes in Accounting Guidance - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 11 of this press release.

“In the third quarter, we delivered positive performance across each of our key financial metrics; highlighted by strong organic revenue growth of 6% overall, with four of our five revenue lines delivering organic revenue growth of 5% or greater, and 18% operating income growth, of which 9% was driven by core operational improvement. Results year-to-date reflect accelerating revenue growth and continued momentum toward achieving our near-

(1) For additional information regarding the reconciliation of non-GAAP pro forma financials refer to pages 10-15 of this press release term target of exceeding $7.97 adjusted earnings per share for the full year 2018,” said Greg Case, Chief Executive Officer.  “While we are increasing our long-term growth profile through significant investments in client-facing colleagues and capabilities that deliver Aon United, we are also driving substantial free cash flow generation that is expected to enable tremendous capital allocation opportunities and unlock significant shareholder value creation over the long-term.”

THIRD QUARTER 2018 FINANCIAL SUMMARY
The third quarter 2018 financial results discussed herein represent performance from continuing operations unless otherwise noted. Adoption of the FASB’s new revenue recognition standard on January 1, 2018 is not reflected in reported 2017 financials. A comparable year-over-year view of reported 2018 results to unaudited pro forma 2017 results incorporating the impact of adoption of the new revenue recognition standard is provided in detail on pages 10-15 of this press release.

Total revenue in the third quarter was flat at $2.3 billion on a reported basis compared to the prior year period, including a decrease of $117 million, or 6%, related to adoption of the new revenue recognition standard. Excluding this impact, comparable revenue increased $126 million, or 6%, compared to the prior year period driven by 6% organic revenue growth and a 2% increase related to acquisitions, net of divestitures, partially offset by a 2% unfavorable impact from foreign currency translation.

Total operating expenses in the third quarter were flat at $2.1 billion on a reported basis compared to the prior year period, including a decrease of $18 million related to adoption of the new revenue recognition standard. Excluding this impact, comparable expenses increased $21 million compared to the prior year period due primarily to an increase in expenses associated with 6% organic revenue growth, a $38 million increase in operating expenses related to acquisitions, net of divestitures, a $4 million increase in errors and omissions expense, and investments across the portfolio to support long-term growth initiatives, partially offset by $50 million of incremental savings related to restructuring and other operational improvement initiatives, a $34 million favorable impact from foreign currency translation, a $25 million decrease related to reduced legacy litigation expense, a $10 million decrease in transaction related costs associated with acquisitions, an $8 million decrease in costs related to regulatory and compliance matters, and a $5 million decrease in restructuring charges.

Restructuring expenses were $97 million in the third quarter, primarily driven by costs associated with restructuring and separation initiatives and workforce reductions. As previously announced, the Company expects to invest $1,175 million in total cash over a three-year period and incur $50 million of non-cash charges in driving one operating model across the firm. This includes an estimated investment of $975 million of cash restructuring charges and $200 million of capital expenditures. The Company has incurred $863 million, or 84%, of the total estimated restructuring charges. An analysis of restructuring and related costs by type is detailed on page 18 of this press release.

Restructuring savings in the third quarter related to restructuring and other operational improvement initiatives are estimated at $105 million before any reinvestment, an increase of $50 million compared to the prior year period. Before any potential reinvestment of savings, restructuring and other operational improvement initiatives are expected to deliver run-rate savings of $450 million annually in 2019. The Company has achieved $308 million, or 68%, of the total estimated annualized savings, before any potential reinvestment.

Foreign currency exchange rates in the third quarter had a $5 million, or $0.02 per share, unfavorable impact on reported net income if the Company were to translate prior year quarter results at current quarter foreign exchange rates. On a comparable basis, there was a $13 million, or $0.05 per share, unfavorable impact from foreign currency translation on net income adjusted for certain items and the impact of adoption of the new revenue recognition standard. If currency were to remain stable at today’s rates, with the U.S. Dollar strengthening further against Latin American currencies, we would expect an unfavorable impact of approximately $0.06 per share in the fourth quarter of 2018, which translates into approximately $18 million of unfavorable impact to operating income.

Effective tax rate reflected in the reported financial statements in the third quarter was 20.1%, compared to 2.0% in the prior year period. After adjusting for the impact of adoption of the new revenue recognition standard and to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate on a comparable basis for the third quarter of 2018 decreased to 12.8% compared to 17.3% in the prior year quarter, primarily driven by a net favorable impact from certain discrete tax items and changes in the geographical distribution of income. As a result of the favorable discrete tax items in the third quarter, the non-GAAP full year global effective tax rate is expected to be lower than the previous guidance of 18%. Certain items that impacted third quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures Adjusted for Changes in Accounting Guidance - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 11 of this press release.

Weighted average diluted shares outstanding decreased to 245.6 million in the third quarter compared to 257.3 million in the prior year period. The Company repurchased 2.1 million Class A Ordinary Shares for approximately $300 million in the quarter. As of September 30, 2018, the Company had $4.2 billion of remaining authorization under its share repurchase program.

THIRD QUARTER 2018 CASH FLOW SUMMARY
Cash flow from operations for the first nine months of 2018 increased $686 million, or 237%, to $975 million compared to the prior year period. The prior year period included $686 million of cash tax payments related to the divestiture of the outsourcing business. Strong operational improvement contributed to year-over-year growth, partially offset by $123 million of incremental cash restructuring charges and $80 million of accelerated pension contributions.

Free cash flow, defined as cash flow from operations less capital expenditures, increased $632 million, or 385%, to $796 million for the first nine months of 2018 compared to the prior year quarter reflecting an increase in cash flow from operations, partially offset by a $54 million increase in capital expenditures, including investments in our operating model.

Adjusted free cash flow, defined as free cash flow excluding certain near-term impacts resulting from the divestiture of the outsourcing business, including restructuring initiatives, increased $57 million, or 5%, to $1,163 million compared to the prior year period. A reconciliation of free cash flow and adjusted free cash flow to cash flow from operations can be found in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 10 of this press release.

THIRD QUARTER 2018 REVENUE REVIEW
The third quarter revenue reviews provided below include supplemental information related to organic revenue growth, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 10 of this press release.

	Three Months Ended
(millions)	Sep 30, 2018	Sep 30, 2017	% Change	Revenue Recognition	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$1,029	$917	12%	—%	(2)%	—%	6%	8%
Reinsurance Solutions	279	355	(21)	(30)	(1)	1	1	8
Retirement Solutions	501	491	2	—	(1)	—	1	2
Health Solutions	278	293	(5)	(5)	(4)	—	(4)	8
Data & Analytic Services	263	289	(9)	(1)	(1)	—	(12)	5
Elimination	(1)	(5)	N/A	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,349	$2,340	—%	(6)%	(2)%	—%	2%	6%

Total revenue increased $9 million on a reported basis, including a decrease of $117 million, or 6%, related to adoption of the new revenue recognition standard. Excluding this impact, revenue on a comparable basis increased $126 million, or 6%, compared to the prior year period, including organic revenue growth of 6% primarily driven by strong new business generation and retention globally across our core portfolio, as well as double-digit growth in specific areas of continued investment; including cyber solutions, delegated investment management, transaction liability, and voluntary benefits.

Commercial Risk Solutions organic revenue growth of 8% compared to the prior year period was driven by growth across every major geography, reflecting strong global new business generation and management of the renewal book portfolio, highlighted by double-digit growth in the U.S. and Latin America. Results include double-digit growth in both cyber solutions and transaction liability, two specific areas of investment to support increasing client demand.

Reinsurance Solutions organic revenue growth of 8% compared to the prior year period was driven by strong growth in facultative placements and continued net new business generation globally in treaty. In addition, market impact was modestly favorable on results in the third quarter, primarily in the U.S.

Retirement Solutions organic revenue growth of 2% compared to the prior year period was driven by solid growth in investment consulting, including double-digit growth in delegated investment management, as well as solid growth in our talent practice for assessment services and in our rewards practice for compensation benchmarking.

Health Solutions organic revenue growth of 8% compared to the prior year period was driven by solid growth internationally, highlighted by particular strength in new business generation in the EMEA region and another quarter of strong growth in voluntary benefits in the U.S. Results also reflect strong growth across healthcare exchanges primarily driven by new client wins on the active exchange and expanded service offerings on the retiree exchange.

Data & Analytic Services organic revenue growth of 5% compared to the prior year period was driven by growth globally across our Affinity business, with particular strength in the U.S., as well as solid growth in Aon Client Treaty.

 THIRD QUARTER 2018 EXPENSE REVIEW

	Three Months Ended
(millions)	Sep 30, 2018	Sep 30, 2017	$ Change	% Change
Expenses
Compensation and benefits	$1,392	$1,428	$(36)	(3)%
Information technology	125	109	16	15
Premises	94	89	5	6
Depreciation of fixed assets	40	40	—	—
Amortization and impairment of intangible assets	100	101	(1)	(1)
Other general expenses	336	317	19	6
Total operating expenses	$2,087	$2,084	$3	—%

Compensation and benefits expense decreased $36 million, or 3%, on a reported basis, including an $8 million decrease related to adoption of the new revenue recognition standard. Excluding this impact, compensation and benefits expense on a comparable basis decreased $28 million, or 2%, compared to the prior year period due primarily to $42 million of incremental savings related to restructuring and other operational improvement initiatives, a $34 million decrease in restructuring costs, a $25 million favorable impact from foreign currency translation, and a $2 million decrease in transaction related costs associated with acquisitions, partially offset by an increase in expense associated with 6% organic revenue growth, a $28 million increase in expenses related to acquisitions, net of divestitures, and investments in Aon United growth initiatives.

Information technology expense increased $16 million, or 15%, compared to the prior year period due primarily to investments to support Aon United growth initiatives, including $8 million of investment in application development, and a $5 million increase in expenses related to acquisitions, net of divestitures, partially offset by $4 million of incremental savings related to restructuring and other operational improvement initiatives.

Premises expense increased $5 million, or 6%, compared to the prior year period due primarily to a $7 million increase in restructuring costs and a $3 million increase in expenses related to acquisitions, net of divestitures, partially offset by $6 million of incremental savings related to restructuring and other operational improvement initiatives.

Depreciation of fixed assets was flat compared to the prior year period.

Amortization and impairment of intangible assets decreased $1 million, or 1%, compared to the prior year period.

Other general expenses increased $19 million, or 6%, on a reported basis, including a $10 million decrease related to adoption of the new revenue recognition standard. Excluding this impact, other general expenses on a comparable basis increased $29 million, or 9%, compared to the prior year period due primarily to an increase in expense associated with 6% organic revenue growth, a $22 million increase in restructuring costs, a $4 million increase in errors and omissions expense, and investments to support long-term growth initiatives, partially offset by a $25 million decrease related to reduced legacy litigation expense, an $8 million decrease in costs related to regulatory and compliance matters, and an $8 million decrease in transaction related costs associated with acquisitions.

THIRD QUARTER 2018 INCOME SUMMARY

The third quarter 2018 financial results discussed herein represent performance from continuing operations unless otherwise noted. Adoption of the FASB’s new revenue recognition standard on January 1, 2018 is not reflected in reported 2017 financials. A comparable year-over-year view of reported 2018 results to unaudited pro forma 2017 results incorporating the impact of adoption of the new revenue recognition standard is provided in detail on pages 10-15 of this press release. In addition, certain noteworthy items impacted adjusted operating income and adjusted operating margins in the third quarters of 2018 and 2017, which are also described in detail in “Reconciliation of Non-GAAP Measures Adjusted for Changes in Accounting Guidance - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 11 of this press release.

AS REPORTED

	Three Months Ended
(millions)	Sep 30, 2018	Sep 30, 2017	% Change
Revenue	$2,349	$2,340	—%
Expenses	2,087	2,084	—
Operating income - as reported	$262	$256	2%
Operating margin - as reported	11.2%	10.9%

Operating income increased $6 million, or 2%, on a reported basis compared to the prior year period, including a decrease of $99 million, or 39%, related to adoption of the new revenue recognition standard. Operating margin increased 30 basis points on a reported basis compared to the prior year period, including a decrease of 380 basis points related to adoption of the new revenue recognition standard.

AS COMPARABLE TO 2017 UNAUDITED PRO FORMA FINANCIALS

	Three Months Ended
		(Pro Forma)
(millions)	Sep 30, 2018	Sep 30, 2017	% Change
Revenue	$2,349	$2,223	6%
Expenses	2,087	2,066	1
Operating income - as reported	$262	$157	67%
Operating margin - as reported	11.2%	7.1%
Operating income - as adjusted	$434	$368	18%
Operating margin - as adjusted	18.5%	16.6%

Adjusting for certain items and the impact of adoption of the new revenue recognition standard detailed on page 11 of this press release, adjusted operating income on a comparable basis increased $66 million, or 18%, and adjusted operating margin on a comparable basis increased 190 basis points to 18.5%, each compared to the prior year period. The increase in adjusted operating margin on a comparable basis was primarily driven by accelerating organic revenue growth, including strong growth in areas of continued investment across the portfolio, and $50 million, or 210 basis points, of incremental savings from restructuring and other operational initiatives, partially offset by a $4 million, or -20 basis points, headwind from the timing of increased errors and omissions expense and a $13 million, or -20 basis points, unfavorable impact from foreign currency translation. Core operational improvement of $33 million, or 9% of operating income growth, and +20 basis points of operating margin expansion compared to the prior year period also reflects the absorption of near-term investment in client-facing colleagues and capabilities to support long-term Aon United growth initiatives.

Interest income decreased $10 million as the prior year period included additional income earned on the proceeds of the sale of the outsourcing business. Interest expense decreased $1 million to $69 million compared to the prior year period reflecting lower outstanding term debt, partially offset by an increase in commercial paper borrowings. Other pension income (expense) included $9 million of pension income, offset by $9 million of non-cash expenses related to pension settlements. Excluding the non-cash expenses related to pension settlements, pension income of $9 million is similar to the prior year period. Other income was $1 million, primarily reflecting gains on certain company owned life insurance plans, partially offset by net losses due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies and losses on the disposal of certain assets. The prior year period included $15 million of net losses due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies, partially offset by $10 million of gains primarily related to certain long-term investments.

DISCONTINUED OPERATIONS
Net loss from discontinued operations on a reported basis was $2 million, or $(0.01) per share, compared to net loss of $4 million, or $(0.01) per share, in the prior year period.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, 10/26/2018 at 7:30 a.m., central time. The Company will provide management’s prepared conference call remarks in the investor presentation prior to the beginning of the conference call in order to provide more time for discussion with the investment community. Interested parties can listen to the conference call via a live audio webcast, read management’s prepared remarks, and view the presentation slides at www.aon.com.

 About Aon
Aon plc (NYSE:AON) Aon is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.

Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic and political conditions in different countries in which Aon does business around the world; changes in the competitive environment; fluctuations in exchange and interest rates that could influence revenue and expense; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility; rating agency actions that could affect Aon's ability to borrow funds; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; changes in estimates or assumptions on our financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the effects of English law on our operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effect or natural or man-made disasters; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services;  the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and investments and other advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or our relationships with insurance carriers; and Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance.  The factors identified above are not exhaustive.  Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently.  Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018 for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. These factors may be revised or supplemented in subsequent reports.  Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue growth, free cash flow, adjusted free cash flow, adjusted operating margin, and adjusted earnings per share for continuing operations that exclude the effects of intangible asset amortization, restructuring, capital expenditures, and certain other noteworthy items that affected results for the comparable periods.  Organic revenue growth includes the impact of intercompany activity and excludes the impact of the adoption of the new revenue recognition standard, foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, and fiduciary investment income. The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached appendices.  Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures. Adjusted free cash flow is free cash flow excluding certain near-term impacts resulting from the divestiture of the outsourcing businesses, including restructuring initiatives. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for estimated intangible asset amortization, restructuring, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Investor Relations	Donna Mirandola
312-381-3310	Vice President, Global External Communications
investor.relations@aon.com	312-381-1532

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
(millions, except per share data)	Sep 30, 2018	Sep 30, 2017	% Change	Sep 30, 2018	Sep 30, 2017	% Change
Revenue
Total revenue	$2,349	$2,340	—%	$8,000	$7,089	13%
Expenses
Compensation and benefits	1,392	1,428	(3)%	4,502	4,363	3%
Information technology	125	109	15%	363	295	23%
Premises	94	89	6%	283	259	9%
Depreciation of fixed assets	40	40	—%	126	148	(15)%
Amortization and impairment of intangible assets	100	101	(1)%	492	604	(19)%
Other general expenses	336	317	6%	1,189	956	24%
Total operating expenses	2,087	2,084	—%	6,955	6,625	5%
Operating income	262	256	2%	1,045	464	125%
Interest income	—	10	(100)%	5	20	(75)%
Interest expense	(69)	(70)	(1)%	(208)	(211)	(1)%
Other income (expense)	1	4	(75)%	(17)	6	(383)%
Income from continuing operations before income taxes	194	200	(3)%	825	279	196%
Income taxes (1)	39	4	875%	9	(139)	(106)%
Net income from continuing operations	155	196	(21)%	816	418	95%
Net income (loss) from discontinued operations	(2)	(4)	(50)%	5	857	(99)%
Net income	153	192	(20)%	821	1,275	(36)%
Less: Net income attributable to noncontrolling interests	6	7	(14)%	32	30	7%
Net income attributable to Aon shareholders	$147	$185	(21)%	$789	$1,245	(37)%

Basic net income (loss) per share attributable to Aon shareholders
Continuing operations	$0.61	$0.74	(18)%	$3.18	$1.49	113%
Discontinued operations	(0.01)	(0.02)	(50)%	0.02	3.28	(99)%
Net income	$0.60	$0.72	(17)%	$3.20	$4.77	(33)%
Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations	$0.61	$0.73	(16)%	$3.17	$1.48	114%
Discontinued operations (2)	(0.01)	(0.01)	—%	0.02	3.26	(99)%
Net income	$0.60	$0.72	(17)%	$3.19	$4.74	(33)%
Weighted average ordinary shares outstanding - basic	244.0	255.6	(5)%	246.2	260.9	(6)%
Weighted average ordinary shares outstanding - diluted	245.6	257.3	(5)%	247.7	262.9	(6)%

(1)
The effective tax rate from continuing operations was 20.1% and 2.0% for the three months ended September 30, 2018 and 2017, respectively, and 1.1% and (49.8)% for the nine months ended September 30, 2018 and 2017, respectively.

(2)
Upon triggering held for sale criteria in February 2017, Aon ceased depreciating and amortizing all long-lived assets included in discontinued operations. Total operating expenses for 2017 include $8 million of depreciation of fixed assets and $11 million of intangible asset amortization.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth From Continuing Operations (Unaudited)

	Three Months Ended
(millions)	Sep 30, 2018	Sep 30, 2017	% Change	Revenue Recognition (1)	Less: Currency Impact (2)	Less: Fiduciary Investment Income (3)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (4)
Revenue
Commercial Risk Solutions	$1,029	$917	12%	—%	(2)%	—%	6%	8%
Reinsurance Solutions	279	355	(21)	(30)	(1)	1	1	8
Retirement Solutions	501	491	2	—	(1)	—	1	2
Health Solutions	278	293	(5)	(5)	(4)	—	(4)	8
Data & Analytic Services	263	289	(9)	(1)	(1)	—	(12)	5
Elimination	(1)	(5)	N/A	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,349	$2,340	—%	(6)%	(2)%	—%	2%	6%

	Nine Months Ended
(millions)	Sep 30, 2018	Sep 30, 2017	% Change	Revenue Recognition (1)	Less: Currency Impact (2)	Less: Fiduciary Investment Income (3)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (4)
Revenue
Commercial Risk Solutions	$3,379	$2,943	15%	—%	2%	—%	7%	6%
Reinsurance Solutions	1,401	1,070	31	21	3	1	(1)	7
Retirement Solutions	1,356	1,266	7	—	2	—	3	2
Health Solutions	1,038	977	6	1	1	—	—	4
Data & Analytic Services	834	842	(1)	—	1	—	(3)	1
Elimination	(8)	(9)	N/A	N/A	N/A	N/A	N/A	N/A
Total revenue	$8,000	$7,089	13%	3%	2%	—%	4%	4%

(1)	Revenue Recognition represents the impact of Aon’s adoption of the new revenue recognition standard, effective for Aon in the first quarter of 2018.

(2)	Currency impact is determined by translating prior period’s revenue at this period’s foreign exchange rates.

(3)
Fiduciary investment income for the three months ended September 30, 2018 and 2017 was $15 million and $10 million, respectively. Fiduciary Investment Income for the nine months ended September 30, 2018 and 2017 was $37 million and $23 million, respectively.

(4)
Organic revenue growth includes the impact of intercompany activity and excludes the impact of the adoption of the new revenue recognition standard, changes in foreign exchange rates, acquisitions, divestitures, transfers between revenue lines, and fiduciary investment income.

 Free Cash Flow from Continuing Operations (Unaudited)

	Nine Months Ended
(millions)	Sep 30, 2018	Sep 30, 2017	Percent Change
Cash provided by continuing operating activities	$975	$289	237%
Capital expenditures used for continuing operations	(179)	(125)	43
Free cash flow provided by continuing operations (1)	$796	$164	385%

Adjustments:
Transaction costs associated with the divested business	—	45	(100)%
Income taxes on sale of the divested business	—	686	(100)
Restructuring plan initiatives (2)	367	211	74%
Free cash flow provided by continuing operations - as adjusted (3)	$1,163	$1,106	5%

(1)
Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

(2)	Restructuring plan cash payments include cash used to settle restructuring liabilities as well as payments made on capital expenditures under the program.

(3)
Certain noteworthy items impacting free cash flow from operating activities in 2018 and 2017 are described in this schedule. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures Adjusted for Changes in Accounting Guidance - Operating Income from Continuing Operations and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended			Nine Months Ended
(millions, except percentages)	Sep 30, 2018	Sep 30, 2017 (2)	Percent Change	Sep 30, 2018	Sep 30, 2017 (2)	Percent Change
Revenue from continuing operations	$2,349	$2,223	6%	$8,000	$7,301	10%

Operating income from continuing operations	$262	$157	67%	$1,045	$612	71%
Amortization and impairment of intangible assets (3)	100	101		492	604
Restructuring	97	102		366	401
Legacy litigation	(25)	—		78	—
Regulatory and Compliance Matters	—	8		—	42
Operating income from continuing operations - as adjusted	$434	$368	18%	$1,981	$1,659	19%
Operating margin from continuing operations	11.2%	7.1%		13.1%	8.4%
Operating margin from continuing operations - as adjusted	18.5%	16.6%		24.8%	22.7%

	Three Months Ended			Nine Months Ended
(millions, except percentages)	Sep 30, 2018	Sep 30, 2017 (2)	Percent Change	Sep 30, 2018	Sep 30, 2017 (2)	Percent Change
Operating income from continuing operations - as adjusted	$434	$368	18%	$1,981	$1,659	19%
Interest income	—	10	(100)%	5	20	(75)%
Interest expense	(69)	(70)	(1)%	(208)	(211)	(1)%
Other income (expense):
Other income (expense) - pensions - as adjusted (4)	9	9	—%	27	26	4%
Other income (expense) - other	1	(5)	(120)%	(12)	(20)	(40)%
Total Other income (expense) - as adjusted (4)	10	4	150%	15	6	150%
Income before income taxes from continuing operations - as adjusted	375	312	20%	1,793	1,474	22%
Income taxes expense (5)	48	54	(11)%	273	220	24%
Net income from continuing operations - as adjusted	327	258	27%	1,520	1,254	21%
Less: Net income attributable to noncontrolling interests	6	7	(14)%	32	30	7%
Net income attributable to Aon shareholders from continuing operations - as adjusted	321	251	28%	1,488	1,224	22%
Net income (loss) from discontinued operation - as adjusted (6)	(2)	(10)	(80)%	(4)	60	(107)%
Net income - as adjusted	$319	$241	32%	$1,484	$1,284	16%
Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations - as adjusted	$1.31	$0.98	34%	$6.01	$4.66	29%
Discontinued operations - as adjusted	(0.01)	(0.04)	(75)%	(0.02)	0.22	(109)%
Net income - as adjusted	$1.30	$0.94	38%	$5.99	$4.88	23%
Weighted average ordinary shares outstanding - diluted	245.6	257.3	(5)%	247.7	262.9	(6)%
Effective Tax Rates (5)
Continuing Operations - U.S. GAAP	20.1%	2.0%		1.1%	(49.8)%
Continuing Operations - Non-GAAP	12.8%	17.3%		15.2%	14.9%
Discontinued Operations - U.S. GAAP	21.3%	35.1%		8.8%	21.8%
Discontinued Operations - Non-GAAP (6)	26.7%	35.2%		36.5%	24.2%

(1)
Certain noteworthy items impacting operating income in 2018 and 2017 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures. In the first quarter of 2018, Aon adopted new accounting guidance related to the treatment of revenue from contracts with customers that was applied prospectively on its U.S. GAAP financial statements in accordance with FASB standards, and therefore comparable prior periods were not restated.  On pages 11 through 15 of this press release, the Company has included unaudited pro forma consolidated results that present the retrospective impact of the new standard as if it were in effect for the comparable periods ended September 30, 2017.  We use this supplemental information to help us and our investors evaluate business growth from core operations.  Please see the U.S. GAAP financial statements included as Exhibit 99.2 to the Company’s Form 8-K filed on October 26, 2018 for a reconciliation in accordance with FASB standards.

(2)	The historical period presented above has been adjusted retrospectively to reflect changes in accounting guidance related to revenue recognition, effective for Aon in the first quarter of 2018.

(3)
Included in the nine months ended September 30, 2018 was a $175 million non-cash impairment charges taken on certain assets and liabilities held for sale. Included in the nine months ended September 30, 2017 was a $380 million non-cash impairment charge taken on indefinite-lived tradenames.

(4)	Adjusted Other income (expense) excludes Pension settlement charges of $9 million and $32 million for three and nine months ended September 30, 2018, respectively.

(5)
Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring plan expenses, legacy litigation, accelerated tradename amortization, impairment charges, and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate.  In addition, tax expense excludes the tax impacts of the sale of certain assets and liabilities previously classified as held for sale, as well as adjustments to the provisional estimates of the impact of US Tax Reform recorded pursuant to SAB 118.

(6)
Adjusted net income from discontinued operations excludes the gain on sale of discontinued operations of $9 million for the nine months ended September 30, 2018. Adjusted net income from discontinued operations excludes the gain on sale of discontinued operations of $5 million and $803 million and $0 million and $11 million of intangible asset amortization for the three and nine months ended September 30, 2017, respectively. The effective tax rate was further adjusted for the applicable tax impact associated with the gain on sale and intangible asset amortization, as applicable.

Aon plc
Pro Forma Historical Reconciliation of Reported Non-GAAP Measures to Non-GAAP Measures Adjusted for Changes in Accounting Guidance (Unaudited)
Operating Income from Continuing Operations and Diluted Earnings Per Share (Unaudited) (1)(2)

	Three months ended September 30, 2017			Nine months ended September 30, 2017
(millions, except per share data)	As Reported(3)	Revenue Recognition	Pro Forma	As Reported(3)	Revenue Recognition	Pro Forma
Revenue
Commercial Risk Solutions	$917	$(2)	$915	$2,943	$2	$2,945
Reinsurance Solutions	355	(98)	257	1,070	203	1,273
Retirement Solutions	491	1	492	1,266	(1)	1,265
Health Solutions	293	(16)	277	977	9	986
Data & Analytic Services	289	(2)	287	842	(1)	841
Elimination	(5)	—	(5)	(9)	—	(9)
Total revenue	$2,340	$(117)	$2,223	$7,089	$212	$7,301
Expenses
Compensation and benefits	1,428	(8)	1,420	4,363	76	4,439
Information technology	109	—	109	295	—	295
Premises	89	—	89	259	—	259
Depreciation of fixed assets	40	—	40	148	—	148
Amortization and impairment of intangible assets	101	—	101	604	—	604
Other general expenses	317	(10)	307	956	(12)	944
Total operating expenses	2,084	(18)	2,066	6,625	64	6,689
Operating income	256	(99)	157	464	148	612
Amortization and impairment of intangible assets	101	—	101	604	—	604
Restructuring	102	—	102	401	—	401
Regulatory and compliance matters	8	—	8	42	—	42
Operating income - as adjusted	467	(99)	368	1,511	148	1,659
Operating margin from continuing operations - as adjusted	20.0%		16.6%	21.3%		22.7%
Interest income	10	—	10	20	—	20
Interest expense	(70)	—	(70)	(211)	—	(211)
Other income (expense):
Other income (expense) - pensions	9	—	9	26	—	26
Other income (expense) - other (4)	(5)	—	(5)	(20)	—	(20)
Total Other income (expense)	4	—	4	6	—	6
Income before income taxes from continuing operations - as adjusted	411	(99)	312	1,326	148	1,474
Income taxes - as adjusted (5)	72	(18)	54	194	26	220
Income from continuing operations - as adjusted	339	(81)	258	1,132	122	1,254
Less: Net income attributable to noncontrolling interests	7	—	7	30	—	30
Net income from continuing operations attributable to Aon shareholders - as adjusted	$332	$(81)	$251	$1,102	$122	$1,224
Diluted earnings per share from continuing operations - as adjusted	$1.29	$(0.31)	$0.98	$4.19	$0.47	$4.66
Weighted average ordinary shares outstanding - diluted	257.3	257.3	257.3	262.9	262.9	262.9

(1)	Certain noteworthy items impacting operating income in 2017 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)	The historical period presented above have been adjusted retrospectively to reflect Aon’s adoption of new revenue recognition standard in the first quarter of 2018.

(3)	Reported results above reflect the retrospective adoption of the new pension accounting guidance effective for Aon in the first quarter of 2018.

(4)
For illustrative purposes, the impact of the total foreign currency related to the new revenue accounting guidance is excluded from the Pro Forma financial statements. Had the Company included it, Other income (expense) in the Revenue Recognition column would have been $(6) million and $(12) million, respectively, for the three and nine months ended September 30, 2017.

(5)
The non-GAAP effective tax rate reported was 17.5% and 14.6%, respectively, for the three and nine months ended September 30, 2017. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring charges, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate. The non-GAAP effective tax rate for continuing operations, adjusted for the change in accounting guidance was 17.3% and 14.9%, respectively, for the three and nine months ended September 30, 2017.

Organic Revenue Growth From Continuing Operations (Unaudited)

	Three Months Ended
(millions)	Sep 30, 2017	Sep 30, 2016	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income(2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Commercial Risk Solutions	$915	$884	4%	1%	—%	4%	(1)%
Reinsurance Solutions	257	234	10%	1%	1%	(2)%	10%
Retirement Solutions	492	465	6%	1%	—%	(1)%	6%
Health Solutions	277	245	13%	1%	—%	8%	4%
Data & Analytic Services	287	260	10%	1%	—%	7%	2%
Elimination	(5)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,223	$2,085	7%	1%	—%	4%	2%

	Nine Months Ended
(millions)	Sep 30, 2017	Sep 30, 2016	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income(2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Commercial Risk Solutions	$2,945	$2,843	4%	(1)%	—%	5%	—%
Reinsurance Solutions	1,273	1,236	3%	(2)%	—%	—%	5%
Retirement Solutions	1,265	1,266	—%	(2)%	—%	(1)%	3%
Health Solutions	986	836	18%	(1)%	—%	11%	8%
Data & Analytic Services	841	794	6%	—%	—%	2%	4%
Elimination	(9)	(6)	N/A	N/A	N/A	N/A	N/A
Total revenue	$7,301	$6,969	5%	(1)%	—%	3%	3%

(1)	Currency impact is determined by translating last year’s revenue at the subsequent year’s foreign exchange rates.

(2)
Fiduciary Investment Income for the three months ended September 30, 2017 and 2016, respectively, was $10 million and $6 million. Fiduciary Investment Income for the Nine months ended September 30, 2017 and 2016, respectively, was $23 million and $16 million.

(3)
Organic revenue growth includes the impact of intercompany activity and excludes the impact of foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, and fiduciary investment income.

Aon plc
Pro Forma Historical Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share from Continuing Operations as Adjusted for Changes in Accounting Guidance (Unaudited) (1)(2)

	Pro Forma Periods										Reported Period
	Three Months Ended (5)				Full Year 2016 (5)	Three Months Ended (6)				Full Year 2017 (6)	Three Months Ended (7)
(millions, except per share data)	Mar 31, 2016	Jun 30, 2016	Sep 30, 2016	Dec 31, 2016		Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017		Mar 31, 2018	Jun 30, 2018	Sep 30, 2018
Revenue
Commercial Risk Solutions	$969	$990	$884	$1,088	$3,931	$989	$1,041	$915	$1,218	$4,163	$1,184	$1,166	$1,029
Reinsurance Solutions	667	335	234	131	1,367	671	345	257	153	1,426	742	380	279
Retirement Solutions	396	405	465	441	1,707	385	388	492	489	1,754	424	431	501
Health Solutions	338	253	245	522	1,358	428	281	277	526	1,512	451	309	278
Data & Analytic Services	263	271	260	256	1,050	273	281	287	299	1,140	294	277	263
Elimination	(2)	(1)	(3)	(2)	(8)	—	(4)	(5)	(1)	(10)	(5)	(2)	(1)
Total revenue	$2,631	$2,253	$2,085	$2,436	$9,405	$2,746	$2,332	$2,223	$2,684	$9,985	$3,090	$2,561	$2,349
Expenses
Compensation and benefits	1,444	1,372	1,293	1,417	5,526	1,548	1,471	1,420	1,568	6,007	1,616	1,494	1,392
Information technology	83	99	99	105	386	88	98	109	124	419	115	123	125
Premises	82	89	86	86	343	84	86	89	89	348	93	96	94
Depreciation of fixed assets	38	41	39	44	162	54	54	40	39	187	39	47	40
Amortization of intangible assets	37	38	42	40	157	43	460	101	100	704	110	282	100
Other general expenses	270	230	257	279	1,036	307	330	307	328	1,272	318	535	336
Total operating expenses	1,954	1,869	1,816	1,971	7,610	2,124	2,499	2,066	2,248	8,937	2,291	2,577	2,087
Operating income	677	384	269	465	1,795	622	(167)	157	436	1,048	799	(16)	262
Amortization of intangible assets	37	38	42	40	157	43	460	101	100	704	110	282	100
Restructuring	—	—	—	—	—	144	155	102	96	497	74	195	97
Legacy Litigation	—	—	—	—	—	—	—	—	—	—	—	103	(25)
Regulatory and compliance matters	—	—	—	—	—	—	34	8	(14)	28	—	—	—
Transaction costs	—	—	—	15	15	—	—	—		—	—	—	—
Operating income - as adjusted	714	422	311	520	1,967	809	482	368	618	2,277	983	564	434
Operating margin from continuing operations - as adjusted	27.1%	18.7%	14.9%	21.3%	20.9%	29.5%	20.7%	16.6%	23.0%	22.8%	31.8%	22.0%	18.5%
Interest income	2	3	1	3	9	2	8	10	7	27	4	1	—
Interest expense	(69)	(73)	(70)	(70)	(282)	(70)	(71)	(70)	(71)	(282)	(70)	(69)	(69)
Other income (expense):
Other income (expense) - pensions - as adjusted (3)	11	11	12	13	47	8	9	9	16	42	9	9	9
Other income (expense) - other - as adjusted (4)	18	(1)	10	9	36	(10)	(5)	(5)	(19)	(39)	(17)	4	1
Total Other income (expense) - as adjusted (3)(4)	29	10	22	22	83	(2)	4	4	(3)	3	(8)	13	10
Income before income taxes from continuing operations - as adjusted	676	362	264	475	1,777	739	423	312	551	2,025	909	509	375
Income taxes	107	53	35	49	244	98	68	54	81	301	150	75	48
Income from continuing operations - as adjusted	569	309	229	426	1,533	641	355	258	470	1,724	759	434	327
Less: Net income attributable to noncontrolling interests	12	8	7	7	34	14	9	7	7	37	16	10	6
Net income attributable to Aon shareholders from continuing operations - as adjusted	$557	$301	$222	$419	$1,499	$627	$346	$251	$463	$1,687	$743	$424	$321
Diluted earnings per share from continuing operations - as adjusted	$2.04	$1.12	$0.82	$1.56	$5.55	$2.35	$1.31	$0.98	$1.82	$6.47	$2.97	$1.71	$1.31
Weighted average ordinary shares outstanding - diluted	273.7	269.8	269.6	268.3	270.3	267.0	264.3	257.3	254.5	260.7	250.2	247.4	245.6

Notes

(1)	Certain noteworthy items impacting operating income in 2016 and 2017 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)
The historical periods presented above have been adjusted retrospectively to reflect Aon’s adoption of the new revenue recognition standard in the first quarter of 2018. For a complete reconciliation of prior period reported balances to the pro forma adjusted balances above, please refer to our press release issued on February 2, 2018.

(3)
Adjusted Other income (expense) excludes pension settlement charges taken within each respective period. Pension settlement charges were $62 million for the three months ended June 30, 2016, and $158 million and $220 million for the three and twelve months ended December 31, 2016, respectively. Pension settlement charges were $128 million for the three and twelve months ended December 31, 2017. Pension settlement chargers were $7 million, $9 million, and $9 million, respectively, for the three months ended March 31, 2018, June 30, 2018, and September 30, 2018, and $32 million for the nine months ended September 30, 2018.

(4)
For illustrative purposes, the impact of the total foreign currency related to the new revenue accounting guidance is excluded from the Pro Forma financial statements. The impact on Other income (expense) of foreign currency due to this new guidance was $(3) million, $5 million, $1 million, and $4 million, respectively, for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016 and $7 million for the twelve months ended December 31, 2016. The impact on Other income (expense) of foreign currency due to this new guidance was $(2) million, $(4) million, $(6) million, and $1 million, respectively, for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and $(11) million for the twelve months ended December 31, 2017.

(5)
The non-GAAP effective tax rates reported were 15.7%, 14.9%, 14.2%, and 12.0%, respectively, for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016 and 13.9% for the twelve months ended December 31, 2016. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with non-cash pension settlements and transaction costs which are adjusted at the related jurisdictional rate. The non-GAAP effective tax rates for continuing operations, adjusted for the change in accounting guidance were 15.8%, 14.6%, 13.3%, and 10.3% for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016, and 13.7% for the twelve months ended December 31, 2016.

(6)
The non-GAAP effective tax rates reported were 11.1%, 15.6%, 17.5%, and 15.5%, respectively, for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and 14.9% for the twelve months ended December 31, 2017. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlements, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the provisional estimates of the impact of U.S. Tax Reform recorded pursuant to SAB 118. The non-GAAP effective tax rates for continuing operations, adjusted for the change in accounting guidance were 13.3%, 16.1%, 17.3%, and 14.7% for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and 14.9% for the twelve months ended December 31, 2017.

(7)
The non-GAAP effective tax rates reported were 16.5%, 14.7%, and 12.8% respectively, for the three months ended March 31, 2018, June 30, 2018, and September 30, 2018, and 15.2% for the nine months ended September 30, 2018. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses, legacy litigation, accelerated tradename amortization, impairment charges, and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the tax impacts of the sale of certain assets and liabilities previously classified as held for sale, as well as adjustments to the provisional estimates of the impact of US Tax Reform recorded pursuant to SAB 118.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	September 30, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$484	$756
Short-term investments	167	529
Receivables, net	2,656	2,478
Fiduciary assets (1)	9,314	9,625
Other current assets	727	289
Total current assets	13,348	13,677
Goodwill	8,282	8,358
Intangible assets, net	1,260	1,733
Fixed assets, net	594	564
Deferred tax assets	476	389
Prepaid pension	1,208	1,060
Other non-current assets	434	307
Total assets	$25,602	$26,088

Liabilities and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,600	$1,961
Short-term debt and current portion of long-term debt	741	299
Fiduciary liabilities	9,314	9,625
Other current liabilities	988	870
Total current liabilities	12,643	12,755
Long-term debt	5,665	5,667
Deferred tax liabilities	273	127
Pension, other postretirement, and postemployment liabilities	1,603	1,789
Other non-current liabilities	1,090	1,102
Total liabilities	21,274	21,440

Equity
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	5,850	5,775
Retained earnings	2,042	2,302
Accumulated other comprehensive loss	(3,632)	(3,496)
Total Aon shareholders' equity	4,262	4,583
Noncontrolling interests	66	65
Total equity	4,328	4,648
Total liabilities and equity	$25,602	$26,088

(1)	Includes cash and short-term investments of $4,363 million and $3,743 million for the periods ended September 30, 2018 and December 31, 2017, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
(millions)	September 30, 2018	September 30, 2017
Cash flows from operating activities
Net income	$821	$1,275
Less: Income from discontinued operations, net of income taxes	5	857
Adjustments to reconcile net income to cash provided by operating activities:
Loss from sales of businesses, net	4	2
Depreciation of fixed assets	126	148
Amortization and impairment of intangible assets	492	604
Share-based compensation expense	214	214
Deferred income taxes	(128)	(208)
Change in assets and liabilities:
Fiduciary receivables	766	986
Short-term investments — funds held on behalf of clients	(731)	(701)
Fiduciary liabilities	(35)	(285)
Receivables, net	(11)	144
Accounts payable and accrued liabilities	(331)	(237)
Restructuring reserves	14	170
Current income taxes	(137)	(785)
Pension, other postretirement and postemployment liabilities	(223)	(142)
Other assets and liabilities	139	(39)
Net cash provided by operating activities - continuing operations	975	289
Net cash provided by operating activities - discontinued operations	—	64
Cash provided by operating activities	975	353

Cash flows from investing activities
Proceeds from investments	30	43
Payments for investments	(65)	(55)
Net sales (purchases) of short-term investments — non-fiduciary	356	(1,344)
Acquisition of businesses, net of cash acquired	(50)	(172)
Sale of businesses, net of cash sold	(8)	4,194
Capital expenditures	(179)	(125)
Net cash provided by investing activities - continuing operations	84	2,541
Net cash used for investing activities - discontinued operations	—	(19)
Cash provided by investing activities	84	2,522

Cash flows from financing activities
Share repurchase	(1,272)	(1,888)
Issuance of shares for employee benefit plans	(139)	(118)
Issuance of debt	3,960	1,651
Repayment of debt	(3,498)	(1,998)
Cash dividends to shareholders	(285)	(274)
Noncontrolling interests and other financing activities	(21)	(21)
Net cash provided by financing activities - continuing operations	(1,255)	(2,648)
Net cash provided by financing activities - discontinued operations	—	—
Cash used for financing activities	(1,255)	(2,648)

Effect of exchange rates on cash and cash equivalents	(76)	91
Net increase (decrease) in cash and cash equivalents	(272)	318
Cash and cash equivalents at beginning of period	756	431
Cash and cash equivalents at end of period	$484	$749

Aon plc
Restructuring Plan (Unaudited) (1)

	Three months ended September 30, 2018	Nine months ended September 30, 2018	Inception to Date	Estimated Remaining Costs	Estimated Total Cost (2)
Workforce reduction	$18	$84	$383	$37	$420
Technology rationalization	12	30	63	67	130
Lease consolidation	11	24	32	28	60
Asset impairments	2	11	37	3	40
Other costs associated with restructuring and separation (3)	54	217	348	27	375
Total restructuring and related expenses	$97	$366	863	$162	$1,025

(1)
In the Condensed Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits,” IT rationalization is included in “Information technology,” lease consolidations are included in “Premises,” asset impairments are included in “Depreciation of fixed assets,” and other costs associated with restructuring are included in “Other general expenses” depending on the nature of the expense.

(2)
Actual costs, when incurred, may vary due to changes in the assumptions built into this plan.  Significant assumptions that may change when plans are finalized and implemented include, but are not limited to, changes in severance calculations, changes in the assumptions underlying sublease loss calculations due to changing market conditions, and changes in the overall analysis that might cause the Company to add or cancel component initiatives. Estimated allocations between expense categories may be revised in future periods as these assumptions are updated.

(3)
Other costs associated with the Restructuring Plan include those to separate the Divested Business, as well as moving costs and consulting and legal fees. These costs are generally recognized when incurred.